Contacts:
Community Central Bank Corp. – Ray Colonius - P:586 783-4500

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES Q2 RESULTS                                                  For Immediate Release

MOUNT CLEMENS, Mich., August 7, 2009 -- Community Central Bank Corporation (NasdaqGM:CCBD), the holding company for Community Central Bank, today reported results for the quarter and six months ended June 30, 2009. As of June 30, 2009, the Corporation and Bank were considered to be “Well Capitalized,” the highest regulatory capital level.

The Corporation reported a net loss of ($802,000) or ($0.24) per diluted common share for the second quarter ended June 30, 2009. This compares to net income of $275,000 or $0.07 per diluted common share for the second quarter ended June 30, 2008. The net loss for the six months ended June 30, 2009 was ($2,346,000) or ($0.67) per diluted common share. This compares to net income of $515,000 or $0.14 per diluted common share for the six months ended June 30, 2008.

David A. Widlak, President and CEO commented, “Our second quarter performance was impacted by a larger provision for loan losses as the weakness in the economy continues to affect parts of our loan portfolio. Fortunately, builder developer loans which required the largest write-offs in previous periods, now only comprise 3.1% of our total loan portfolio. Partially offsetting the higher provision were increases in net interest income and in mortgage banking revenue. We are focusing on strategies to preserve and increase capital, and grow segments of operations that are capital efficient, such as our mortgage banking operations, our branch deposit operations as well as our trust and wealth divisions. An ongoing effort to increase our core deposits has resulted in a reduction in our cost of funds. During the first six months of 2009, our deposits increased $12.2 million, with organic deposits increasing $32.4 million, as wholesale deposits decreased $20.2 million. We also replaced $10.5 million of Federal Home Loan Bank advances during the first six months with lower cost core deposit funding.”

Net interest income before the provision for loan losses for the second quarter of 2009 increased to $3.1 million, compared to $2.8 million for the second quarter of 2008. Net interest margin increased from 2.28% in the second quarter of 2008 to 2.41% in the second quarter of 2009. Net interest income before the provision for loan losses for the first six months of 2009 was $5.9 million, compared to $5.5 million for the first six months of 2008. Adversely affecting net interest income and net interest margin in the first quarter and first six months of 2009 was the reversal and non-recognition of interest income on nonaccrual loans which totaled approximately 53 basis points of total net interest margin for the second quarter of 2009 and 51 basis points for the first six months of 2009. The growth in net interest margin and net interest income was primarily attributable to the lowered cost of the Bank’s funds from the significant growth in non-interest bearing checking accounts, which increased $16.0 million from December 31, 2008.

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Community Central Bank Corp.
Q2-2009 Results

We recorded a $2.7 million provision for loan losses in the second quarter of 2009 and $5.3 million for the first six months of 2009. The provision is based upon management’s review of the risks inherent in the loan portfolio and the level of our allowance for loan losses. In addition, net charge-offs for the first six months of 2009 totaled $2.8 million, or 1.31% of total average loans on an annualized basis. Total nonaccruing loans and loans past due 90 days or more and still accruing interest totaled $32.4 million, or 7.85% of total loans at June 30, 2009 compared to $17.6 million, or 4.32% at December 31, 2008. The allowance for loan losses at June 30, 2009 was $9.8 million, or 2.38% of total loans, versus $7.3 million, or 1.80% at December 31, 2008.  In addition to the nonaccrual loans stated above, as of June 30, 2009, restructured loans, within the meaning of SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” increased to $10.2 million from $8.2 million at December 31, 2008.

Noninterest income was $2.8 million for the second quarter of 2009, increasing $633,000, or 29.3%, from the second quarter of 2008. The increase was primarily related to an increase from the gains on the sale of residential mortgage loans which increased $860,000 over the respective period. Gains recorded from the change in fair market value of assets and liabilities as measured under Statement of Financial Accounting Standards (SFAS 159) during the second quarter of 2009 was similar to the amount recorded in the second quarter of 2008. The increases recorded during both quarterly periods have been largely attributable to the fair value of the subordinated debenture connected with the issuance of trust preferred securities. The net change in fair value associated with all instruments recorded under SFAS 159 totaled $1.1 million for the first six months of 2009, versus $3.0 million for the first six months of 2008. The widening of market credit spreads for subordinated debentures and trust preferred securities experienced has had a favorable impact on the relative fair value of this financial liability. Changes in credit spreads are not easily predictable and may cause adverse changes in the fair value of this instrument and a possible loss of income in the future. Fiduciary income was $82,000 for the second quarter of 2009, decreasing $16,000 or 16.3%, from the second quarter of 2008 as a result of market declines in assessable assets held under management. Deposit service charge income of $95,000 decreased $47,000, or 33.1%, from the second quarter of 2008 from lower overdraft activity. Mortgage banking income comprised primarily of gains on the sale of residential mortgages was $1.3 million for the second quarter of 2009. The increase of $860,000, or 200.0%, from the second quarter of 2008 was reflective of the sizeable growth in the secondary sales of government FHA and FNMA mortgages, spurred from low mortgage interest rates at the beginning of the second quarter of 2009. Net realized gains from the sale of securities was $228,000 for the second quarter of 2009 and was attributable to restructuring activities in the available for sale security portfolio.

Noninterest expense was $4.5 million for the second quarter of 2009, increasing $698,000 or 18.6% from the second quarter of 2008. The majority of the increase in total noninterest expense was recorded in other operating expense and was attributable

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Community Central Bank Corp.
Q2-2009 Results

to a special FDIC insurance premium expensed in the second quarter of $250,000 and costs associated with write downs on other real estate owned and other repossessed collateral. Salaries, benefits and payroll taxes increased solely from expanded activity and related commissions in the Bank’s mortgage banking subsidiary.

At June 30, 2009, the Corporation’s assets totaled $555.3 million, relatively unchanged from December 31, 2008. Total loans of $412.1 million remained relatively unchanged, with net loans up $2.4 million or 0.6% from December 31, 2008. Total deposits of $369.6 million increased $12.2 million, or 3.4%, for the first six months of 2009. Increases in deposits for the quarter were entirely related to organic growth, as brokered time deposits decreased $20.2 million during the first six months of 2009. Noninterest bearing demand accounts totaled $50.2 million at June 30, 2009, an increase of $16.0 million during the quarter.  Total stockholders’ equity of $32.5 million decreased $1.9 million from December 31, 2008 from the year to date loss of $2.3 million and the payment of the year to date preferred stock dividends of $156,000. These items were partially offset by increases of preferred stock of $500,000 and other comprehensive income of $59,000.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area and northwest and central Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; changes in the national and local economy; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

(financial schedules follow)

Community Central Bank Corporation (NasdaqGM:CCBD)
Summary of Selected Financial Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	Unaudited	Unaudited	Unaudited	Unaudited
	2009	2008	2009	2008
	(in thousands)		(in thousands)
OPERATIONS
Interest Income
Loans	$6,653	$6,373	$12,913	$12,864
Taxable Securities	721	942	1,659	1,768
Tax-exempt Securities	84	147	198	376
Federal Funds Sold	7	54	13	309
Total Interest Income	7,465	7,516	14,783	15,317

Interest Expense
Deposits	2,603	2,965	5,356	6,346
Rep Agreement and Fed Funds	315	289	632	519
FHLB Advances	1,133	1,248	2,271	2,474
ESOP Loan Interest	-	1	-	1
Subordinated Debentures	311	216	613	507
Total Interest Expense	4,362	4,719	8,872	9,847

Net Interest Income	3,103	2,797	5,911	5,470

Provision for Credit Losses	2,700	884	5,250	2,984
Net Interest Income after Provision	403	1,913	661	2,486

Non-Interest Income
Fiduciary Income	82	98	165	206
Deposit Service Charges	95	142	190	274
Net Realized Security Gains	228	49	356	110
Mortgage Banking Income	1,290	430	1,761	880
Change in Fair Value of Assets/Liabilities	838	872	1,070	3,011
Other Income	259	568	464	878

Total Non-Interest Income	2,792	2,159	4,006	5,359

Non-Interest Expense
Salaries, Benefits and Payroll Taxes	2,249	1,835	4,181	3,667
Occupancy Expense	417	452	880	913
Other Operating Expense	1,790	1,471	3,269	2,735

Total Non-Interest Expense	4,456	3,758	8,330	7,315

Income (loss) Before Taxes	(1,261)	314	(3,663)	530
Provision for (benefit from) Income Taxes	(459)	39	(1,317)	15

Net Income (loss)	(802)	275	(2,346)	515

Dividends declared on preferred shares	106	-	156	-

Net income (loss) available to
common shares	(908)	275	(2,502)	515

Community Central Bank Corporation (NasdaqGM:CCBD)
Summary of Selected Financial Data – continued

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)

PER SHARE DATA
Basic Earnings per Share	$(0.24)	$0.07	$(0.67)	$0.14
Diluted Earnings per Share	$(0.24)	$0.07	$(0.67)	$0.14
Book Value per Share	$7.74	$8.89	$7.74	$8.89
Basic Average Shares Outstanding (000's)	3,736	3,731	3,735	3,729
Diluted Average Shares Outstanding (000's)	3,736	3,735	3,735	3,731
Actual Shares Outstanding (000's)	3,737	3,732	3,737	3,732

Net Interest Margin (Fully Tax-Equivalent)	2.41%	2.28%	2.31%	2.23%

Condensed Balance Sheet
	Unaudited	Audited
	June 30,	December 31,
	2009	2008
	(in thousands)

Assets
Cash and Equivalents	$34,980	$16,162
Investments	73,124	101,407
Residential Mortgage Loans Held for Sale	9,509	3,302
Loans	412,055	407,117
Allowance for Loan Losses	(9,809)	(7,315)
Other Assets	35,490	36,277
Total Assets	$555,349	$556,950

Liabilities and Stockholders' Equity
Deposits	$369,553	$357,376
Repurchase Agreements	40,420	39,394
Federal Home Loan Bank Advances	97,700	108,200
Other Liabilities	4,029	4,829
Subordinated Debentures	11,155	12,757
Stockholders' Equity	32,492	34,394
Total Liabilities and Stockholders' Equity	$555,349	$556,950

Condensed balance sheet data contains adjustments for fair valule option SFAS 159.

	June 30,	December 31,
	2009	2008
	(in thousands)

OTHER DATA - dollars in thousands
Capital Adequacy
Equity to Total Assets	5.85%	6.18%
Tier 1 Leverage Ratio	7.21%	8.21%
Tier 1 Capital to Risk-Weighted Assets	9.70%	10.41%
Total Capital to Risk-Weighted Assets	12.88%	13.22%
Total Capital to Risk-Weighted Assets (Bank)	10.99%	10.54%

Credit Quality
Nonaccrual Loans	$32,351	$17,584
Loans past due 90 days and still accruing	3	44
Total nonperforming loans	$32,354	$17,628

Troubled Debt Restructuring - Current	$9,668	$4,970
Troubled Debt Restructuring - Past Due 30-89 days	$495	$3,192

Other Real Estate Owned	$4,896	$2,913
Other Repossessed Collateral	$541	$976

Allowance for Loan Losses to Total Loans	2.38%	1.80%
Allowance for Loan Losses to Non-Performing Loans	32.98%	41.50%
Non-performing Loans to Total Loans	7.85%	4.33%

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